Exhibit 99.1

China 3C Group Reports First Quarter 2009 Financial Results

HANGZHOU, China, May 18, 2009 -- China 3C Group (“China 3C” or the “Company”) (OTC: CHCG), a retailer and wholesale distributor of consumer and business products in China, today announced financial results for the first quarter of 2009.

Net sales for the first quarter of 2009 increased 13.6% to $77.4 million compared to $68.2 million for the same period of the prior year.  This 13.6% sales increase for the first quarter was a result of an increase in sales from three of the Company’s major operating subsidiaries.  The Company also benefitted from lower sales in the prior year period due to weather-related issues which created a backlog in the company’s distribution channels resulting in lower sales for the first quarter of 2008.  The Company's retail business generated approximately 68.5% of sales while the wholesale business generated approximately 31.5% of sales in the first quarter.

 Among the Company's four major operating subsidiaries, the net combined retail and wholesale revenue contribution of each subsidiary was as follows:

     --  WangDa (cell phones) first quarter 2009 revenue increased over 18.2% to $25.7 million compared to the prior year period.  First quarter gross profit margin for WangDa was 11.5%.
     --  Joy & Harmony (consumer electronics) first quarter 2009 revenue increased over 17.8% to $19.3 million compared to the prior year period.  First quarter gross profit margin for Joy & Harmony was 11.2%.
    --  SanHe (appliances) first quarter 2008 revenue was roughly flat at $16.6 million compared to the prior year period.  First quarter gross profit margin for SanHe was 19.6%.
    --  YongXin (communications/office electronic equipment) first quarter 2009 revenue increased 20.5% to $15.8 million compared to the prior year period.  First quarter gross profit margin for YongXin was 10.7%.

Gross profit for the first quarter of 2009 was $10.1 million compared to $10.5 million in the same period of the prior year.  First quarter 2009 gross margin was 13.0% compared to 15.5% for the same period of the prior year.  The lower gross margin was due to lower unit product sales for many electronic products due to the highly competitive environment while the Company’s consumer product purchases from suppliers remained flat.

Selling, general and administrative expense for the first quarter of 2009 totaled $5.5 million, or approximately 7.1% of net sales, compared to $3.0 million, or approximately 4.4% of net sales, for the same period of the prior year. The increase was primarily due to an increase in base salary for all staff, an increase in marketing expenses and additional expenses incurred to upgrade the sales counters in retail stores to enhance the corporate image. The increase was also attributable to higher management fees as a percentage of sales that were charged by certain department store chains.

Income from operations for the first quarter of 2009 was $4.6 million, or 5.9% of net sales, compared to income from operations of $7.6 million for the first quarter of 2008, or 11.1% of net sales.

Net income was $3.4 million, or $0.07 per diluted share, for the first quarter of 2009, compared to $5.8 million, or $0.11 per diluted share, for the first quarter of 2008.

The Company's cash position decreased 11% to $28.7 million compared to $32.2 million at the end of December 31, 2008.  The cash decrease was largely due to the $7.3 million payment for the Jinhua Baofa acquisition made in the first quarter.  The Company does not currently have any debt.

Mr. Zhenggang Wang, Chairman and Chief Executive Officer, commented, "The economic downturn has resulted in a more competitive environment within our store-in-store business in the first quarter of 2009, which resulted in lower average unit prices on many of our consumer products as well as higher management fees charged by several of our department store chain customers.  The competitive pressures associated with a challenging market environment are a natural trend that we have been anticipating for some time and we are pleased with our diversification efforts since the start of the year.  We added the Jinhua Baofa logistics company to our business which facilitated our entry into the franchise store business and allows us to better control our margins and profitability.  We remain optimistic that the competitive pressures in our store-in-store business will ease as the economy rebounds and with our strong balance sheet, which includes no debt, healthy cash balance and positive operating cash flow, we believe our company is well positioned to expand our market position.  In the first quarter, we made investments in many of our store locations by expanding our marketing efforts, improving employee compensation, and upgrading store designs.  We are hopeful these efforts can improve productivity and yield better profits.  Ensuring that our store-in-stores maintain the right level of revenue and profitability standards is of the highest priority.   As part of this effort, we closed 25 stores in the first quarter and now have 990 store-in-store locations.  We will consider additional reductions to our store count in the near future if certain stores do not meet our performance standards.”

“Our strong balance sheet not only allows us to support our store-in-store locations, it provides us with the flexibility to pursue new business opportunities that can further enhance our position in China’s consumer electronic marketplace.  We continue to make good progress with our franchise plan and are on plan to open up 15 direct stores and 15 franchise stores in the second half of 2009 and plan to open 100 additional franchise stores in 2010.  We have identified several potential store locations and are in the process of converting them into more comprehensive stores that will carry branded consumer electronic products and product lines supplied through our wholesale unit.  The locations of these potential stores are in cities with minimal large-format electronic retail competition, which we believe will allow us the opportunity to maximize pricing and margin opportunities in such locations.”

“We believe the build out of a franchise model will provide us with many unique opportunities compared to our existing model including better brand visibility, store format flexibility and greater operational control.  We expect to close our acquisition of Jinhua Baofa in the near future and we intend to be able to utilize their expansive logistic network to meet the needs of our future franchisees and direct flagship stores.”

“We continue to focus on opportunities that can enhance our store-in-store performance including the ongoing introduction of new, higher margin products and negotiating new leasing terms for rent.  We expect this segment to serve as the primary contributor to both our revenue and profit for the near future.  As our franchise plan continues to roll out, we believe that we will see additional upside to our revenue and profit performance as we increase the number of direct stores and franchise stores.  We look forward to updating you on our progress as we move through 2009 and we believe that our strong wholesale position and retail store-in-stores and franchise stores provide us with the right platform to increase our market opportunity in China’s consumer electronics market,” concluded Mr. Wang.

The Company intends to conduct a conference call to further discuss its business operations including its franchise store plans in the coming 2-3 weeks.

About China 3C Group

China 3C is a leading wholesale distributor and retailer of 3C merchandise: computers, communication products and consumer electronics. The Company specializes in wholesale distribution and retail sales of 3C products in Eastern China, focusing on products that make life more comfortable, convenient and connected. The Company's goal is to become the number one retailer of 3C products in China. For more information, visit http://www.china3cgroup.com ..

Forward-looking Statements

Certain statements set forth in this press release constitute "Forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We have included and from time to time may make in our public filings, press releases or other public statements, certain forward-looking statements, including, without limitation, those under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of our Annual Report on Form 10-K. In some cases these statements are identifiable through the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "target," "can," "could," "may," "should," "will," "would" or words or expressions of similar meaning. You are cautioned not to place undue reliance on these forward- looking statements. In addition, our management may make forward-looking statements to analysts, investors, representatives of the media and others. These forward-looking statements are not historical facts and represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control. There can be no assurance that such forward-looking statements will prove to be accurate and China 3C Group undertakes no obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements.

For more information, please contact:

Jason Yuan, Vice President
China 3C Group
Email: ir@china3cgroup.com

Bill Zima
ICR, Inc.
Tel: +1-203-682-8200

(Financial tables on the following pages)

CHINA 3C GROUP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2009 and 2008 (UNAUDITED)

	2009	2008

Net sales	$77,411,560	$68,153,455
Cost of sales	67,352,831	57,607,075
Gross profit	10,058,729	10,546,380
Selling, general and administrative expenses	5,486,276	2,986,044
Income from operations	4,572,453	7,560,336
Other (income) expense
Interest income	(29,108)	(36,095)
Other income	(148,127)	—
Other expense	111,222	12,813
Total other (income) expense	(66,013)	(23,282)
Income before income taxes	4,638,466	7,583,618
Provision for income taxes	1,198,891	1,810,573
Net income	3,439,575	5,773,045
Foreign currency translation adjustments	(136,574)	1,600,050
Comprehensive income	$3,303,001	$7,373,095

Net income available to common shareholders per share:
Basic	$0.07	$0.11
Diluted	$0.07	$0.11

Weighted average shares outstanding:
Basic	52,834,055	52,673,938
Diluted	52,834,055	53,073,938

CHINA 3C GROUP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2009	December 31, 2008

	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$28,667,084	$32,157,831
Accounts receivable, net	23,469,578	23,724,587
Inventories	11,339,434	8,971,352
Advances to suppliers	2,337,268	2,491,518
Prepaid expenses and other current assets	45,210	87,773
Total current assets	65,858,574	67,433,061
Property, plant and equipment, net	60,732	64,100
Goodwill	20,348,278	20,348,278
Deposit for acquisition of subsidiary	14,607,923	7,318,501
Refundable deposits	29,812	32,076
Total assets	$100,905,319	$95,196,016

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$8,766,553	$5,417,327
Income tax payable	1,197,700	2,140,624
Total liabilities	9,964,253	7,557,951

Stockholders' equity
Common stock, $0.001 par value, 100,000,000 million shares
authorized, 52,834,055 and 52,673,938 issued and outstanding as of
March 31, 2009 and December 31, 2008, respectively	52,834	52,674
Additional paid-in capital	19,465,616	19,465,776
Subscription receivable	(50,000)	(50,000)
Statutory reserve	11,109,379	11,109,379
Other comprehensive income	5,135,530	5,272,104
Retained earnings	55,227,707	51,788,132
Total stockholders' equity	90,941,066	87,638,065
Total liabilities and stockholders' equity	$100,905,319

CHINA 3C GROUP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 and 2008  (UNAUDITED)

	2009	2008

CASH FLOW FROM OPERATING ACTIVITIES
Net income	$3,439,575	$5,773,045
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,648	9,946
Gain on asset disposition	-	(2,161)
Provision for bad debts	-	13,498
Stock based compensation	-	117,557
(Increase) / decrease in assets:
Accounts receivable	208,083	(6,740,422)
Other receivable	25,736	-
Inventories	(2,388,278)	(4,251,886)
Prepaid expenses and other current assets	16,712	587
Refundable deposits	2,186	(5,927)
Advance to suppliers	149,449	926,777
Increase / (decrease) in current liabilities:
Accounts payable and accrued expenses	3,363,214	1,869,349
Income tax payable	(939,604)	(837,248)
Net cash provided by operating activities	3,883,721	(3,126,885)

CASH FLOW FROM INVESTING ACTIVITIES
Purchase of property and equipment	(2,763)	(6,581)
Proceeds from asset sales	-	2,447
Deposit for acquisition of subsidiary	(7,289,422)	-
Net cash used in investing activities	(7,292,185)	(4,134)

Effect of exchange rate changes on cash and cash equivalents	(82,283)	1,600,050

Net increase (decrease) in cash	(3,490,747)	(1,530,969)
Cash, beginning of period	32,157,831	24,952,614
Cash, end of period	$28,667,084	$23,421,645

Supplemental disclosure of cash flow information:
Interest paid	$-	$-
Income taxes paid	$2,141,815	$2,647,821